Exhibit 10.34

Without prejudice and subject to contract

COMPROMISE AGREEMENT

between

EEA HELICOPTER OPERATIONS B.V. a company incorporated pursuant to the laws of the Netherlands and having a place of business at CHC House, Howe Moss Drive, Kirkhill Industrial Estate, Dyce, Aberdeen. AB21 OGL.

(“the Company”)
and MR. TILMANN GABRIEL, residing at [home address]
(“the Employee”)

WHEREAS

(A)	The Employee’s employment with the Company will terminate with effect from 5 April 2011.

(B)	The Employee maintains that he may have certain claims against the Company in respect of his employment or the termination thereof.

(C)	Without admitting the validity of all or any of these claims, the Company desires to settle fully and finally any and all claims relating to the Employee’s employment or the termination thereof.

(D)	The Company is entering into this Agreement for itself and as agent for all its Associated Companies and is duly authorised to do so in that respect.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:-

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall bear the meanings set out below:-

“Associated Company”	means

	(i)	a company which is a subsidiary or a holding company (as those expressions are defined in Section 1159 of the Companies Act 2006) of the Company or a subsidiary (other than the Company) of a holding company of the Company; and

	(ii)	6922767 Holding (Cayman) Inc and a company which is a subsidiary or a holding company (as those expressions are defined in Section 1159 of the Companies Act 2006) of 6922767 Holding (Cayman) Inc or a subsidiary (other than 6922767 Holding (Cayman) Inc) of a holding company of 6922767 Holding (Cayman) Inc, and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(l)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee. For the avoidance of doubt CHC Scotia Limited and CHC Helicopter SA shall each be deemed to be an Associated Company.

“Termination Date”	means 5 April 2011

1.2	References in this Agreement to statutory provisions shall be construed as to include any statutory modifications or re-enactments of the relevant statutory provisions from time to time.

1.3	Words importing any gender shall include the other gender.

1.4	Headings are for convenience only and shall not affect the construction or interpretation of this Agreement

2	TERMINATION OF EMPLOYMENT

2.1	The Employee’s employment will terminate with effect from the Termination Date. The parties agree that this shall be the effective date of termination for all purposes. The Employee will be sent Inland Revenue P45 as soon as reasonably practicable after the Termination Date.

2.2	The Employee hereby confirms that his paperwork and other tasks are in good order and that a smooth transition of his responsibilities will be effected to any successor(s) prior to the Termination Date.

2.3	The Employee will submit on or before the Termination Date a final expenses claim. The Company will reimburse the Employee for all expenses reasonably incurred in the proper performance of his duties in accordance with Company guidelines.

2.4	The Company will continue to pay the Employee and provide him with his entitlement to salary and other benefits under his contract of employment, including payment in lieu of holiday untaken, for the period ending on the Termination Date, when (save as set out in this Agreement) all such entitlements will cease. The Employee acknowledges and agrees that all payment in lieu of bonus and other wages are paid as per the termination provisions in his Employment Agreement dated October 30, 2009 and are included in the compensation amount in Clause 2.5 below and that he has no other claim for or entitlement to payment in lieu of untaken holiday or by way of reimbursement of expenses or payment as a bonus, commission, profit-sharing or other incentive payment against the Company or any of its Associated Companies. The Employee also hereby acknowledges and agrees that save as expressly provided in this Agreement, he has no claim for or entitlement to any allocation of shares or to any bonus payments payable in the future.

2.5	The Company will pay to the Employee the following sum(s) subject to the deduction of income tax and National Insurance contributions:-

2.5.1	THREE HUNDRED AND NINETY EIGHT THOUSAND TWO HUNDRED AND TWENTY FOUR POUNDS (£398,224) STERLING as a payment of contractual notice and benefits.

2.5.2	For the avoidance of doubt the Employee will continue to be paid his salary and all contractual benefits in the usual way for the period up to and including the Termination Date.

2.7	The Company and the Employee agree that as at the Termination Date, the Employee has served his contractual notice period in accordance with the terms of his contract of employment with the Company.

2.8	Notwithstanding the terms of Clause 5 below, the Employee will be entitled to retain his mobile telephone number +44-7824-480488.

3	COMPENSATION FOR LOSS OF EMPLOYMENT

3.1	As compensation for the Employee’s loss of employment and subject to compliance by the Employee with his obligations under this Agreement the Company will pay the Employee the sum(s) and provide the benefits and/or implement the other arrangements set out below in clause 3.2.

3.2	The Company shall within fourteen days of the later of the Termination Date or the date of Delivery of this Agreement duly executed by the Employee and the Relevant Independent Advisor pay to the Employee the sum of FORTY ONE THOUSAND SEVEN HUNDRED AND FIFTY POUNDS(£41,750) STERLING as compensation for loss of employment and not as an emolument, subject to the terms of Clause 7 hereof.

3.3	The payment referred to in Clause 3.2 will be made after deduction of income tax or such tax deduction as required by law on the excess over £30,000 only in accordance with Section 403 of the Income Tax (Earnings and Pensions) Act 2003.

4	LEGAL FEES

The Company will make a contribution of £1,000 plus VAT towards the reasonable legal costs incurred by the Employee for advice received relating exclusively to the termination of the Employee’s employment. Payment of this sum will be made directly to the Employee’s solicitors by the Company within 28 days of the Company receiving a copy of such invoice or invoices as the Employee shall receive from his solicitors.

5	RETURN OF COMPANY PROPERTY

The Employee agrees to return (and not to retain or create whether by “email” transmission or otherwise any copies of) all books, documents, papers, faxes (including copies) computer discs, tapes, materials, credit or charge cards, security passes, keys, mobile telephones, facsimile machines, personal computers, laptops, other business equipment and any other property of or relating to the businesses of the Company and any of its Associated Companies in the Employee’s possession or under the Employee’s control to the Company’s head office (or as the Company otherwise directs) on or by no later than the Termination Date/date of this Agreement. The Employee shall immediately inform the Company of the passwords used by him on computers which are the property of the Company and any of its Associated Companies. The Employee shall delete all personal information held on any computer or laptop belonging to the Company or any of its Associated Companies but shall return to the Company intact all information and files thereon belonging or relating to the businesses of the Company or any of its Associated Companies by such means as the Company may specify. The Employee shall furthermore delete from the hard drive of any computer or laptop belonging to the Employee any information and files belonging or relating to the businesses of the Company or any of its Associated Companies and shall return intact to the Company any such information and files by such means as the Company may specify.

6	CONFIDENTIALITY

6.1	The Employee undertakes (subject to his rights, if any, under the Public Interest Disclosure Act 1998) that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements (whether of fact, belief or opinion) and whether in writing or otherwise, concerning the Company, any of its Associated Companies or their respective shareholders, officers or employees.

6.2	The Company will make reasonable endeavours to ensure that it does not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements (whether of fact, belief or opinion) and whether in writing or otherwise, concerning the Employee.

6.3	The Employee and the Company agree to keep the terms of this Agreement strictly confidential and not to disclose, communicate or otherwise make public the same to anyone unless expressly authorised by the Company (save as to their respective professional advisors and the relevant tax authorities and in the case of the Employee, his immediate family.

6.4	The Employee acknowledges that he will continue to owe a duty of confidentiality to the Company after termination of his employment and will not divulge to any person, company, firm, corporate body or any third party any information concerning the business or affairs of the Company or any of its Associated Companies which may have come into the Employee’s knowledge by reason of his employment. This restriction shall not apply to information that comes into the public domain other than through unauthorised disclosure by the Employee or to information which the Employee is required by law to disclose.

7	POST-TERMINATION RESTRICTIONS

7.1	The Employee acknowledges and agrees that he will continue to be bound by the terms of the post termination obligations set out in the Employment Agreement between the Employee and the Company dated 30 October 2009. In particular, the Employee agree that he will be bound by the terms of Clause 9 of the said Employment Agreement, which are set out in Schedule 1 to this Agreement.

8	TAX INDEMNITY

The Employee agrees to fully and properly indemnify and keep indemnified the Company against any demand for income tax, national insurance contributions, penalties and interest thereon arising in respect of the payments, benefits and arrangements set out in this Agreement and any costs, damages or expenses which the Company may incur in connection with such demand. The Company shall allow the Employee a reasonable opportunity to challenge any assessment of such tax or employee’s national insurance contributions, penalties and interest, provided the Employee The Employee shall not be responsible for any interest, penalties, costs or expenses as a result of the Company’s fault or delay in dealing with any demand for tax in relation to the Employee

9	CLAIMS AGAINST THE COMPANY

9.1	The Employee hereby intimates the following claims, complaints or rights of action arising out of the Employee’s employment with the Company or the termination thereof (“the Claims”):-

9.1.1	Damages for breach of contract or for wrongful dismissal including any claim for “stigma” damages;

9.1.2	Unfair dismissal under Section 94 of the Employment Rights Act 1996;

9.1.3	Automatic unfair dismissal to include automatic unfair dismissal under Sections 98A, 98B, 99, 100, 101, 101A, 102, 103, 103A, 104, 104A, 104B and 104C of the Employment Rights Act 1996.

9.1.4	Automatic unfair dismissal under Section 4(3)(b) of the Rehabilitation of Offenders Act 1974; under Section 152 of the Trade Union and Labour Relations

(Consolidation) Act 1992; under paragraph 161 of Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992; under Section 238A of the Trade Union and Labour Relations (Consolidation) Act 1992; under Section 12(3) of the Employment Relations Act 1999; under Regulation 8(1) of the Transfer of Undertakings (Protection of Employment) Regulations 2006; under Regulation 28 of the Transnational Information and Consultation of Employees Regulations 1999; under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; under the European Public Limited Liability Company Regulations 2004; and under the Information and Consultation of Employees Regulations 2004.

9.1.5	Breach of the Employee’s rights of accompaniment at disciplinary or grievance hearings under Sections 10 to 12 of the Employment Relations Act 1999;

9.1.6	A redundancy payment including any claim for a statutory redundancy payment under Section 135 of the Employment Rights Act 1996;

9.1.7	Any claim of discrimination under any provision of the Equality Act 2010;

9.1.8	Sex discrimination, harassment or victimisation under the Sex Discrimination Act, 1975;

9.1.9	Race discrimination, harassment or victimisation under the Race Relations Act 1976;

9.1.10	Discrimination or harassment on grounds of sexual orientation or victimisation under the Employment Equality (Sexual Orientation) Regulations 2003;

9.1.11	Discrimination or harassment on grounds of religion or belief or victimisation under the Employment Equality (Religion or Belief) Regulations 2003:

9.1.12	Any claim of harassment and/or similar conduct under the Protection from Harassment Act 1997;

9.1.13	Disability discrimination, harassment or victimisation under the Disability Discrimination Act 1995;

9.1.14	Under Sections 43M, 44, 45, 45A, 46, 47, 47A, 47B, 47C, 47D, 47E, of the Employment Rights Act 1996 in respect of breach of the right not to be subjected to any detriment on grounds specified therein;

9.1.15	Under Sections 80F, 80G, 80H and/or 80I of the Employment Rights Act 1996 in respect of a breach of the statutory right to request contract variation;

9.1.16	Under Section 80 of the Employment Rights Act 1996 in respect of parental leave;

9.1.17	Equal pay under the Equal Pay Act 1970;

9.1.18	Any claim under the Working Time Regulations 1998 in respect of working time or holiday or rest periods;

9.1.19	A protective award under the Trade Union and Labour Relations (Consolidation) Act 1992;

9.1.20	For victimisation on grounds of Trade Union membership or non-membership or Trade Union activities under the Trade Union and Labour Relations (Consolidation) Act 1992;

9.1.21	Any claim for payment of the national minimum wage and/or claim of breach of the provisions of the National Minimum Wage Act 1998;

9.1.22	Any claim of less favourable treatment in relation to contractual terms and/or in respect of breach of the right not to be subjected to any other detriment under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

9.1.23	Any claim of less favourable treatment in relation to contractual terms and/or in respect of breach of the right not to be subjected to any other detriment under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

9.1.24	Any claim of breach of the Transnational Information and Consultation of Employees Regulations 1999 including but not limited to failure to establish European Works Council and failure to inform and consult;

9.1.25	Any claim for failure to inform and consult and/or breach of the Information and Consultation of Employees Regulations 2004;

9.1.26	Discrimination or harassment on grounds of age or victimisation under the Employment Equality (Age) Regulations 2006;

9.1.27	Any claim for personal injury including any claim for physical or psychiatric illness relating to any acts of discrimination or any stress related claims and/or any claims relating to depression save for latent personal injury unconnected with the events leading to the termination of the Employee’s employment.

9.2	The Employee acknowledges that the terms of this Agreement are in full and final settlement of all claims, complaints, costs, expenses or rights of action of any kind (if any) which the

Employee has or may in the future have against the Company or any of its Associated Companies and their respective shareholders, officers or employees, whether at common law, under statute or otherwise (either in the United Kingdom or in any other jurisdiction), whether known or not and whether existing in fact or in law or not, arising out of the Employee’s employment with the Company or the termination thereof including but not limited to the Claims under clause 9.1 but excluding any claims in respect of accrued pension rights or damages for latent personal injury as aforesaid in respect of the latter of which the Employee warrants that he is not aware of any such claims.

9.3	The Company and the Employee agree and acknowledge that the conditions regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996, Section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 77(4) of the Sex Discrimination Act 1975, Section 72(4) of the Race Relations Act 1976, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 3A of the Disability Discrimination Act 1995, Section 147 of the Equality Act 2010, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40 of the Information and Consultation of Employees Regulations 2004 and Regulation 43 of the Employment Equality (Age) Regulations 2006 (hereinafter referred to as “the Acts”) are intended to be and have been satisfied.

9.4	The parties agree that the effect of this Agreement is that (save for claims in respect of accrued pension rights or damages for latent personal injury as aforesaid) there is no dispute open to the Employee in law, either before the Employment Tribunal, Court or any other judicial, quasi judicial or administrative body arising out of the Employee’s employment with the Company or the termination thereof. Should any such claim in law or in fact emerge in the future which was not previously know or foreseeable, the parties agree that there should be no recourse to any remedy in any jurisdiction for the same time. The payment of the sum(s) referred to in clause 3 takes account of the risk of the existence of such potential claims.

9.5	The Employee undertakes to repay to the Company the payment referred to in clause 3 immediately upon demand in the event the Employee raises any claims or proceedings against the Company or any of its Associated Companies or their respective shareholders, officers or Employees (whether in any Employment Tribunal, civil court or otherwise) in respect of any of the matters which are settled under clause 8.2 and 8.6 or are the subject of the Employee’s warranty under clause 8.5 or if the Employee is in material breach of his other obligations in terms of this Agreement. The Employee agrees that in such circumstances the payment referred to in clause 3 will be recoverable as a debt.

9.6	The parties agree that the effect of this Agreement is that (save for claims in respect of accrued pension rights or damages for latent personal injury as aforesaid) there is no dispute open to the Employee in law, either before the Employment Tribunal, Court or any other judicial, quasi judicial or administrative body arising out of the Employee’s employment with the Company or the termination thereof. Should any such claim in law or in fact emerge in the future which was not previously known or foreseeable, the parties agree that there should be no recourse to any remedy in any jurisdiction for the same.

10	WARRANTIES

10.1	The Employee warrants and confirms to the Company that:-

10.1.1	he has received independent legal advice from a relevant independent advisor as defined in Section 203(3A) of the Employment Rights Act 1996 (“the Relevant Independent Advisor”) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal. The name of the Relevant Independent Advisor who has so advised the Employee is Tony Dawson, James & George Collie Solicitors, 1 East Craibstone Street Aberdeen AB11 6YQ; and

10.1.2	he has been advised by the Relevant Independent Advisor that there is in force and was at the time the Employee received the advice referred to above insurance or indemnity cover for the risk of a claim by the Employee in respect of loss arising in consequence of that advice.

10.1.3	save for any latent personal injury claim as aforesaid or claims in respect of accrued pension rights the claims listed at clause 10.1 above consist of all the claims or potential claims that the Employee has or may have against the Company or any of its Associated Companies or their respective shareholders, officers or employees arising out of his employment or its termination. The Employee confirms that he enters into this warranty having taken legal advice on the claims and potential claims that he may have.

10.1.4	he has not either on, before or after the Termination Date, done any act or omitted to do any act which would have entitled the Company to terminate the Employee’s employment summarily and without compensation.

10.1.5	he shall not (directly or indirectly) make a complaint about the Company or any Associated Company to any regulatory body.

10.1.6	he shall not (directly or indirectly) make a subject access request under the Data Protection Act 1998 to the Company or any Associated Company.

10.1.7	he has hereby resigned from all offices or directorships he holds with the Company or any Associated Company.

11	ASSISTANCE IN ANY PROCEEDINGS

The Employee agrees that he will, on the request of the Company, at any time after the Termination Date assist it in any threatened or actual litigation concerning it where the Employee has in his possession or knowledge any facts or other matters which the Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements of truth/affidavits/depositions, meeting with legal and other professional advisors and attending any hearing and giving evidence) provided always that in the giving of such assistance, the Employee shall be reimbursed by the Company of his reasonable out of pocket expenses which shall include reasonable legal costs and any loss of earnings incurred by him subject in all cases to the Employee providing satisfactory evidence of his expenses and/or losses and taking such steps as are reasonable to mitigate his loss of earnings.

12	HOLDING OUT

Following the Termination Date, the Employee will not, save as agreed, represent himself as being employed by, or concerned in any way with the Company or any of its Associated Companies.

13	CHOICE OF LAW

This Agreement shall be governed by and construed in accordance with Scots Law and the parties submit to the exclusive jurisdiction of the Scottish courts.

14	WHOLE AGREEMENT

14.1	This Agreement sets out the entire agreement between the parties and supersedes all prior discussions between them or their advisors and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing in respect of the subject matter of this Agreement.

14.2	In the event of an Employment Tribunal, court or any other judicial, quasi judicial or administrative body declaring void any clause or clauses contained in this Agreement the remaining clauses of this Agreement shall continue to be valid and binding.

14.3	Notwithstanding that this Agreement is marked “without prejudice” and “subject to contract” once signed by the parties this Agreement shall be deemed to be an open and binding contract.

IN WITNESS WHEREOF this Agreement has been executed by the parties at the place(s) and on the date(s) undernoted.

Signed for and on behalf of CHC SCOTIA LIMITED in the presence of

Witness
Director/Authorised Signatory

Full Name

Full name (BLOCK CAPITALS)	Address

At

On

SIGNED by the Employee in the presence of:-

Witness
[NAME]

		Full Name	ANTHONY JAMES DAWSON

Tilmann Gabriel
Full name (BLOCK CAPITALS)		Address	1 EAST CRAIBSTONE STREET

At	13:23, Berlin, Germany		ABERDEEN

On	4th April 2011		AB116YQ

I, Tony Dawson, Relevant Independent Advisor, confirm that I have given independent advice to Tilmann Gabriel in respect of the above Agreement in terms of the Acts (as defined in the above Agreement).

5th April 2011

This is a Schedule 1 part referred to in the foregoing Name of Document in Title Case

SCHEDULE 1

The Employee agrees that he is bound by the terms of Clause 9 of the Employment Agreement (stated below) as referred to in Clause 7 of this Agreement. :-

9	NON-COMPETITION

9.1	The Executive recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the Employer’s Global helicopter services and other businesses carried on by the Employer and its affiliates and the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and the Employer that such knowledge and experience shall not be used in any manner which would be detrimental to the business interests of the Employer and such affiliates whether during the currency of his employment by the Employer or at any time following the termination of his employment with the Employer. The Executive covenants and agrees with the Employer that the Executive will not, without the prior written consent of the Employer, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business of supplying global, national or local helicopter services.

9.2	The Executive shall not, for a period of twenty-four (24) months after the termination of employment for any reason, without the prior written consent of the Employer, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Employer or any affiliated company to leave such employment; or

(b)	any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Executive’s employment with the Employer or any predecessor of the Employer, been a customer of the Employer, an affiliate company, or of any of their respective predecessors, provided that this subsection shall not prohibit the Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by the Employer, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with the Employer or any affiliated company.

(Signed on behalf of the Company)	(Signed by the Employee)

CONTENTS

1	DEFINITIONS AND INTERPRETATION	2

2	TERMINATION OF EMPLOYMENT	3

3	COMPENSATION FOR LOSS OF EMPLOYMENT	5

4	LEGAL FEES	5

5	RETURN OF COMPANY PROPERTY	6

6	CONFIDENTIALITY	6

7	POST-TERMINATION RESTRICTIONS	7

8	TAX INDEMNITY	8

9	CLAIMS AGAINST THE COMPANY	8

10	WARRANTIES	13

11	ASSISTANCE IN ANY PROCEEDINGS	15

12	HOLDING OUT	15

13	CHOICE OF LAW	15

14	WHOLE AGREEMENT	15

SCHEDULE 1		18

	NON-COMPETITION	18

Without prejudice and subject to contract

COMPROMISE AGREEMENT

between

EEA HELICOPTER OPERATIONS B.V.

and

TILMANN GABRIEL

Re: Termination of Employment

Paull & Williamsons LLP

Solicitors

Union Plaza, 1 Union Wynd, Aberdeen AB10 1DQ DXAB35

T: +44 (0) 1224 621621 F: +44 (0) 1224 627437

www.paull-williamsons.co.uk

CHC/3/ 106/HSR/SMACD